EX 99.28(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of JNL Series Trust:

We consent to the use of our report dated February 28, 2012 included herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP

Chicago, Illinois

August 23, 2012